Exhibit 5.1

Faegre Baker Daniels LLP 2200 Wells Fargo Center ▼ 90 South Seventh Street Minneapolis ▼ Minnesota 55402-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

December 4, 2017

Board of Directors

Electromed, Inc.

500 Sixth Avenue NW

New Prague, Minnesota 56071

Ladies and Gentlemen:

We have acted as counsel to Electromed, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 900,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, to be issued by the Company pursuant to the Electromed, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

We have examined the Registration Statement, the Plan and the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and documents, and have reviewed such matters of law, as we have deemed relevant hereto. As to questions of fact material to this opinion, we have relied upon certificates, statements or representations of public officials and of officers and other representatives of the Company.

In rendering the opinions set forth below, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when (a) issued and sold as contemplated in the Registration Statement and in accordance with the Plan and the terms of the applicable awards granted under the Plan, and (b) where applicable, the consideration for the Shares specified in the Plan and the

Board of Directors of	Page 2	December 4, 2017
Electromed, Inc.

terms of any awards granted under the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn Partner